Exhibit 2

FOR IMMEDIATE RELEASE	12 January 2018

WPP PLC (“WPP”)

Kantar Consulting acquires Mash Strategy in the UK

WPP announces that Kantar Consulting, the newly launched specialist growth consultancy within Kantar, has acquired Mash Strategy Limited (“Mash”), a London-based brand strategy and growth consultancy.

Mash provides integrated consulting services covering growth strategy, insight, innovation and brand transformation. Clients include Johnson & Johnson, Samsung, Unilever and PepsiCo.

Mash was founded in 2010 and employs around 25 people in London and New York.

Kantar Consulting is part of Kantar, the data investment management division of WPP.

This acquisition continues WPP’s strategy of investing in important markets and sectors. Worldwide, WPP’s data investment management companies (including associates and investments) collectively generate revenues of approximately US$4.5 billion and employ around 33,000 people. In the UK, WPP companies (including associates) generate revenues of approximately US$3 billion and employ nearly 17,000 people.

Contact:

Chris Wade, WPP        +44(0) 20 7408 2204